CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement of Bluerock Institutional High Income Credit Fund on Form N-2 (File No. 333-235293) to be filed on or about February 24, 2020 of our report dated January 14, 2020 on our audit of the financial statements and financial highlights for the period from April 22, 2016 (commencement of operations) to December 31, 2018. We also consent to the references to us under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

February 24, 2020